EXHIBIT 4.1

DATED AS OF ________________, 2006

WARRANT AGREEMENT

           The undersigned, being President of Safe Rx Pharmacies, Inc. (the "Company"), a corporation organized and existing under the Nevada Business Corporation Act, hereby certifies that, pursuant to the Amended and Restated Plan and Agreement of Merger between the Company (formerly known as Signature Healthcare, Inc.) and Safescript of Ohio, Inc., dated June 21, 2006, (the "Plan"), the Company hereby executes this Warrant Agreement (the "Agreement") establishing Warrants as described below:

           Pursuant to the terms and conditions of the Plan, the Company proposes to issue to the holders of the Company's common stock and Series A convertible preferred stock three classes of warrants, Class A Warrants, Class B Warrants and Class C Warrants as hereinafter described (collectively, the "Warrants") to purchase up to an aggregate of 8,016,250 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), subject to adjustment as provided in Section 0 hereof (such 8,016,250 shares, as adjusted, being hereinafter referred to as the "Shares"). The 8,016,250 shares shall be comprised of 2,631,500 shares to be issued on exercise of 2,631,500 Class A Warrants, 2,631,500 shares to be issued on exercise of 2,631,500 Class B Warrants, and 2,753,250 shares to be issued on exercise of 2,753,250 Class C Warrants, subject to adjustment as described in this Agreement. Each Class A Warrant shall entitle the Holder thereof to purchase one share of Common Stock for the price of $1.00, as adjusted. Each Class B Warrant shall entitle the Holder thereof to purchase one share of Common Stock for the price of $2.00, as adjusted. Each Class C Warrant shall entitle the Holder thereof to purchase one share of Common stock for the price of $3.00, as adjusted. All capitalized terms used herein and not otherwise defined herein shall have the same meanings as in the Plan.

           NOW THEREFORE, pursuant to the Plan, the Corporation hereby agrees to establish Class A, Class B and Class C Warrants to purchase Common Stock, par value $0.001 per share, of the Corporation, having the following rights, qualifications, limitations and restrictions:

     1.  Issuance of Warrants; Form of Warrant. The Company will issue and deliver the number of Warrants required by the Plan to the holders of common stock and Series A preferred stock. The Warrants may be issued in either certificated or uncertificated form. The form of each class of warrant certificate, the form of assignment thereof, and the form of election to purchase Shares to be attached thereto shall be substantially as set forth on Exhibit A attached hereto and incorporated herein by reference. Warrant certificates shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future Chairman, President or any Vice President of the Company and attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of the Company.

     2.  Registration. The Warrants shall be numbered and shall be registered in a Warrant register (the "Warrant Register") to be kept by the Company or a Warrant Agent appointed by the Company. The Company shall be entitled to treat the registered Holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person and shall not be liable for any registration or transfer of Warrants which are registered or are to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the Company's actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with such knowledge of such facts that its participation therein amounts to bad faith.

     3.  Transfer of Warrants. Warrant certificates may be exchanged for other Warrant certificates representing an equal aggregate number of Warrants of the same class or may be transferred in whole or in part. Warrant certificates to be exchanged shall be surrendered to the Company or to its Warrant Agent at its corporate office, and upon satisfaction of the terms and provisions hereof, the Company shall execute, issue and deliver in exchange therefore. The Warrant certificate or certificates which the registered holder making the exchange shall be entitled to receive. In all cases of transfer by an attorney, the original power of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited with the Company. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited with the Company in its discretion. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the persons entitled thereto. The Company may require payment of a sum sufficient to cover all taxes and other governmental charges that may be imposed in connection with any voluntary transfer, exchange or other disposition of the Warrants.

         Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if such transfer would violate the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws.

4. Term of Warrants; Exercise of Warrants.

          a.  Term of Warrants. Each Class A Warrant entitles the Holder thereof to purchase one Share at a purchase price of $1.00 per Share (as adjusted from time to time pursuant to the provisions hereof, the "Class A Exercise Price") at any time until 5:00 p.m., Eastern Standard Time, twelve months from the date that a registration statement relating to the Shares becomes effective under the Act. Each Class B Warrant entitles the Holder thereof to purchase one Share at a purchase price of $2.00 per Share (as adjusted from time to time pursuant to the provisions hereof, the "Class B Exercise Price") at any time until 5:00 p.m., Eastern Standard Time, eighteen months from the date that a registration statement relating to the Shares becomes effective under the Act. Each Class C Warrant entitles the Holder thereof to purchase one Share at a purchase price of $3.00 per Share (as adjusted from time to time pursuant to the provisions hereof, the "Class C Exercise Price") at any time until 5:00 p.m., Eastern Standard Time, thirty months from the date that a registration statement relating to the Shares becomes effective under the Act. Notwithstanding any other provisions contained herein, the Board of Directors of the Company may from time to time, by duly adopted resolution, extend the Class A, Class B and/or Class C Warrant expiration dates. All Shares which may be issued upon the exercise of the Warrants will, upon issuance, be validly issued, fully paid and nonassessable and, except as otherwise set forth herein, free from all taxes, liens and charges with respect to the issuance thereof.

          b.  Exercise Of Warrants. The Class A Exercise Price, the Class B Exercise Price, the Class C Exercise Price and the number of Shares issuable upon exercise of Warrants are subject to adjustment upon the occurrence of certain events, pursuant to the provisions of Section 9 of this Agreement. Subject to the provisions of this Agreement, and in addition to the right to surrender Warrants without any cash payment as set forth in subsection (c) below, each Holder shall have the right, which may be exercised as set forth in such Warrants, to purchase from the Company (and the Company shall issue and sell to such Holder) the number of fully paid and nonassessable Shares specified in such Warrants, upon surrender to the Company, or its duly authorized agent, of such Warrants, with the form of election to purchase attached thereto duly completed and signed, with signatures guaranteed by a member firm of a national securities exchange, a commercial bank or trust company located in the United States or a member of the NASD and upon payment to the Company of the Exercise Price, as adjusted in accordance with the provisions of Section 9 of this Agreement, for the number of Shares in respect of which such Warrants are then exercised. No adjustment shall be made for any dividends on any Shares issuable upon exercise of a Warrant. Upon each surrender of Warrants and payment of the applicable Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch, but in no event later than three trading days following such surrender and payment, to or upon the written order of the Holder of such Warrants and in such name or names as such Holder may designate, a certificate or certificates for the number of full Shares so purchased upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Shares as of the date of the surrender of Warrants and payment of the applicable Exercise Price as aforesaid; provided, however, that if, at the date of surrender of such Warrants, the transfer books for the Common Stock or other class of securities issuable upon the exercise of such Warrants shall be closed, the certificates for the Shares shall be issuable as of the date on which such books shall next be opened (whether before, on or after the Warrant Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such Shares; provided, further, however, that the transfer books of record, unless otherwise required by law, shall not be closed at any one time for an unreasonable period. The rights of purchase represented by the Warrants shall be exercisable, at the election of the Holder(s) thereof, either in full or from time to time in part and, in the event that any Warrant is exercised in respect of less than all of the Shares issuable upon such exercise at any time prior to the Warrant expiration date, a new Warrant or Warrants will be issued for the remaining number of Shares (and Class B Warrants, if applicable) specified in the Warrant so surrendered.

c. Payment Of Exercise Price. Payment of the applicable Exercise Price may be made in cash or by certified check or official bank check payable to the order of the Company.

     5.  Redemption. The Company, at the option of its Board of Directors, may at any time redeem the whole, or from time to time any part, of the outstanding Class A, Class B and/or Class C warrants by paying in cash five percent (5%) of the Exercise Price then in effect for such Warrants after first giving written notice to each Holder and opportunity to exercise the Warrants being redeemed. The redemption notice shall indicate the number of warrants to be redeemed by the Company and the proposed date of redemption, which shall be not less than 30 days after the date that the redemption notice is mailed to Holders. The redemption notice must state the current Exercise Price and the price at which the Warrants are to be redeemed and must state that the Warrants may be exercised as provided in Section 4 at any time prior to the proposed redemption date. If only a part of any outstanding class of Warrants is redeemed, redemption will be by lot or pro rata, as the Board prescribes. On or after the date fixed for redemption, each holder of Warrants being redeemed must surrender to the Company the certificate for the Warrants at the place designated in the redemption notice and will then be entitled to receive payment of the redemption price. If fewer than all Warrants represented by any surrendered certificate are redeemed, a new certificate for the unredeemed Warrants will be issued. If the redemption notice is duly given and sufficient funds are available on the date fixed for redemption, then, whether or not the certificates representing the Warrants to be redeemed are surrendered, all rights with respect to the warrants will terminate on the date fixed for redemption, except for the Holders' right to receive the redemption price, without interest, on surrendering their certificates.

     6.  Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the issuance of Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any certificates for Shares in a name other than that of the Holder of Warrants in respect of which such Shares are issued.

     7.  Mutilated Or Missing Warrants. In case any of the Warrants shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such mutilation, loss, theft or destruction of such Warrant and indemnity, if requested, reasonably satisfactory to the Company. An applicant for such substitute Warrants shall also comply with such other reasonable regulations and pay such other reasonable charges and expenses as the Company may prescribe.

     8.  Reservation Of Shares. There have been reserved, and the Company shall at all times keep reserved, out of the authorized and unissued Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The Company or the transfer agent for the Common Stock (including every subsequent transfer agent, if any) for the Company's securities issuable upon the exercise of the Warrants will be irrevocably authorized and directed at all times until the Warrant Expiration Date to reserve such number of authorized and unissued shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the transfer agent for any shares of the Company's securities issuable upon the exercise of the Warrants. Upon request, the Company will supply the transfer agent with duly executed certificates for such purpose and will itself provide or otherwise make available any cash which may be distributable as provided in Section 10 of this Agreement. All Warrants surrendered in the exercise of the rights thereby evidenced shall be canceled, and such canceled Warrants shall constitute sufficient evidence of the number of Shares that have been issued upon the exercise of such Warrants. No shares of Common Stock shall be subject to reservation in respect of unexercised Warrants subsequent to the Warrant Expiration Date.

     9.  Adjustments of Exercise Price and Number of Shares. The Class A Exercise Price, the Class B Exercise Price, and the number and kind of securities issuable upon exercise of each Warrant shall be subject to adjustment from time to time upon the happening of certain events, as follows:

          a.  In case the Company shall subdivide or combine its outstanding shares of Common Stock into a greater or lesser number of shares, the number of Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such subdivision or combination or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) hall become effective immediately after the effective date of such event retroactive to immediately after the record date, if any, for such event.

          b.  In case the Company shall at any time after the date hereof pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, then upon such dividend or distribution the Exercise Price in effect immediately prior to such dividend or distribution shall forthwith be reduced to a price determined by dividing:

               i.  an amount equal to the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution multiplied by the Exercise Price in effect immediately prior to such dividend or distribution, by

ii. the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

For the purposes of any computation to be made in accordance with the provisions of this subsection, the following provisions shall be applicable: Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution.

          c.  In case of a capital reorganization or a reclassification of the Common Stock (except as provided in Subsection (a) above or Subsection (k) below), any Warrant Holder, upon exercise of Warrants, shall be entitled to receive, in substitution for the Common Stock to which he would have become entitled upon exercise immediately prior to such reorganization or reclassification, the shares (of any class or classes) or other securities or property of the Company (or cash) that he would have been entitled to receive at the same aggregate Exercise Price upon such reorganization or reclassification if such Warrants had been exercised immediately prior to the record date with respect to such event; and in any such case, appropriate provision (as determined by the Board of Directors of the Company, whose determination shall be conclusive if made in good faith and shall be evidenced by a certified Board resolution filed with the Warrant Agent) shall be made for the application of this Section with respect to the rights and interests thereafter of the Warrant Holders (including but not limited to the allocation of the Exercise Price between or among shares of classes of capital stock), to the end that this Section (including the adjustments of the number of shares of Common Stock or other securities purchasable and the Exercise Price thereof) shall thereafter be reflected, as nearly as reasonably practicable, in all subsequent exercises of the Warrants for any shares or securities or other property (or cash) thereafter deliverable upon the exercise of the Warrants. The above provisions of this Subsection shall similarly apply to successive reorganizations or reclassifications.

d. Within a reasonable time after the close of each quarterly fiscal period of the Company during which the Exercise Price has been adjusted as herein provided, the Company shall:

                (i)  file with the Warrant Agent a certificate signed by the President or Vice President of the Company and by the Treasurer or Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, showing in detail the facts requiring all such adjustments occurring during such period and the Exercise Price after each such adjustment; and

               (ii)  the Warrant Agent shall have no duty with respect to any such certificate filed with it except to keep the same on file and available for inspection by Warrant Holders during reasonable business hours, and the Warrant Agent may conclusively rely upon the latest certificate furnished to it hereunder. The Warrant Agent shall not at any time be under any duty or responsibility to any Warrant Holder to determine whether any facts exist which may require any adjustment of the Exercise Price, or with respect to the nature or extent of any adjustment of the Exercise Price when made, or with respect to the method employed in making any such adjustment, or with respect to the nature or extent of the property or securities deliverable hereunder. In the absence of a certificate having been furnished, the Warrant Agent may conclusively rely upon the provisions of the Warrants with respect to the Common Stock deliverable upon the exercise of the Warrants and the applicable Exercise Price thereof.

          e.  Notwithstanding anything contained herein to the contrary, no adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than $.05 per Warrant, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to not less than $.05.

          f.  For the purpose of this Section 9, the term "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement or (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from no par value to par value, or from par value to no par value. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) above, the Holders shall become entitled to purchase any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Exercise Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares contained in paragraphs (a) through (e), inclusive, and paragraphs (g) through (l), inclusive, of this Section 9, and the provisions of Sections 4, 5 and 8, with respect to the Shares, shall apply on like terms to any such other shares.

          g.  Upon the expiration of any rights, options, warrants or conversion rights or exchange privileges, if any, thereof shall not have been exercised, the applicable Exercise Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as each would have been had it originally been adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion rights or exchange privileges and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such rights, options, warrants or conversion rights or exchange privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the number of Shares issuable upon the exercise of each Warrant or increasing the applicable Exercise Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion rights or exchange privileges.

          h/  The Company may, at its option and in its sole discretion at any time during the term of the Warrants, reduce the then current Class A, Class B and/or Class C Exercise Price to any amount deemed appropriate by the Board of Directors of the Company.

          i.  Whenever the number of Shares issuable upon the exercise of each Warrant or the applicable Exercise Price of such Shares is adjusted, as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to each Holder notice of such adjustment or adjustments.

Except as provided in this Section 9, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

          j.  In case of any consolidation of the Company with or merger of the Company with or into another corporation or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation (or an affiliate of such successor or purchasing corporation), as the case may be, agrees that each Holder shall have the right thereafter upon payment of the applicable Exercise Price in effect immediately prior to such action to purchase upon exercise of each Warrant the kind and amount of shares and other Warrants, securities and property (including cash) which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had such Warrant been exercised immediately prior to such action. The provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales or conveyances.

          i.  Notwithstanding any adjustment in the Class A, Class B or Class C Exercise Price or the number or kind of shares and warrants purchasable upon the exercise of the Warrants pursuant to this Agreement, certificates for Warrants issued prior or subsequent to such adjustment may continue to express the same price and number and kind of Shares as are initially issuable pursuant to this Agreement.

10. No Rights as Stockholders; Notices of Corporate Action.

          a.  Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders thereof the right to vote or to receive dividends or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company; provided, however, that in the event that a meeting of shareholders shall be called to consider and take action on a proposal for the voluntary dissolution of the Company, other than in connection with a consolidation, merger or sale of all, or substantially all, of its property, assets, business and good will as an entirety, then and in that event the Company shall cause a notice thereof to be sent by first-class mail, postage prepaid, at least twenty (20) days prior to the date fixed as a record date or the date of closing the transfer books in relation to such meeting, to each registered Holder of Warrants at such Holder's address appearing on the Warrant Register; but failure to mail or to receive such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such voluntary dissolution.

          b.  In the event the Company intends to make any distribution on its Common Stock (or other securities which may be issuable in lieu thereof upon the exercise of Warrants), including, without limitation, any such distribution to be made in connection with a consolidation or merger in which the Company is the continuing corporation, or to issue subscription rights or warrants to holders of its Common Stock, the Company shall cause a notice of its intention to make such distribution to be sent by first-class mail, postage prepaid, at least twenty (20) days prior to the date fixed as a record date or the date of closing the transfer books in relation to such distribution, to each registered Holder of Warrants at such Holder's address appearing on the Warrant Register, but failure to mail or to receive such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such distribution.

     11.  Notices. Any notice pursuant to this Agreement by any Holder to the Company, shall be in writing, shall be given by registered or certified mail, and shall be deemed given upon receipt by the Company at its offices at 503 East Fourth Street, South Point, Ohio 45680, or such other address as the Company may designate by notice given in accordance with this Section. Notices or demands authorized by this Agreement to be given or made by the Company to the Holder of any Warrant and/or the holder of any Share shall be sufficiently given or made (except as otherwise provided in this Agreement) if sent by first class mail, postage prepaid, addressed to such Holder or such holder of Shares at the address of such Holder or such holder of Shares as shown on the Warrant Register or the books of the Company, as the case may be.

     12.  Supplements and Amendments. The Company may from time to time supplement or amend this Agreement, without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and which shall not adversely affect the interests of the Holders. Any supplement or amendment which would adversely affect the interests of the Holders may be made by the Company only with the approval of the holders of a majority of the outstanding Warrants. Upon such approval, such supplement or amendment shall be binding on all Holders.

     13.  Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company and the Holders any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company and its Holders.

     14.  Governing Law. This Agreement and each Warrant issued hereunder shall be governed by and construed in accordance with the substantive laws of the State of Nevada. The Company hereby agrees to accept service of process by notice given to it pursuant to the provisions of Section 11.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of the day, month and year first above written.

COMPANY:
SAFE RX PHARMACIES, INC.

By: ____________________________________
W. Kent Freeman, President

ATTEST:

____________________________________
____________________________________
Secretary